UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2021

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock without par value	OTEX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

Open Text Corporation (“OpenText”) is furnishing certain unaudited financial measures that are not in accordance with U.S. GAAP (“Non-GAAP”), and certain related reconciliations to the most directly comparable measure under U.S. GAAP, and last twelve months (“LTM”) financial data, which information is included in each respective offering memorandum for the proposed offerings described under 8.01 below. The disclosure is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01.

The information set forth in this Item 7.01 (including Exhibit 99.1) is being furnished under Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. In addition, this information shall not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or any filing under the Exchange Act, regardless of any general incorporation language in any such filing.

Item 8.01	Other Events

On November 9, 2021, OpenText issued a press release announcing proposed offerings of $1.0 billion in total aggregate principal amount of senior unsecured fixed rate notes by OpenText and Open Text Holdings, Inc., a wholly-owned indirect subsidiary of OpenText and a corporation incorporated under the laws of Delaware (“OTHI”).

OpenText intends to use the substantial portion of the net proceeds from the offerings to (i) redeem in full the outstanding $850 million aggregate principal amount of OpenText’s 5.875% notes due 2026 (the “2026 Notes”) and pay the make-whole premium of $25 million that will be paid in connection with such redemption of the 2026 Notes and (ii) pay related fees and expenses; and OpenText expects to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions. The aggregate amount of the make-whole premium that will be paid in connection with the redemption of the 2026 Notes and the write-off of approximately $2.5 million (before-tax) of unamortized debt issuance and unamortized premium costs will be reflected as a charge to Other income (expense), net in OpenText’s Condensed Consolidated Statements of Income and recorded in the quarter ended December 31, 2021.

The proposed offerings consist of OpenText’s senior unsecured fixed rate notes due 2029 (the “OTC notes”), guaranteed initially on a senior unsecured basis by OpenText’s existing wholly-owned subsidiaries that borrow or guarantee OpenText’s obligations under its existing senior credit facilities, and OTHI’s senior unsecured fixed rate notes due 2031 (the “OTHI notes” and collectively with the OTC notes, the “notes”), guaranteed on a senior unsecured basis by OpenText and initially guaranteed by OpenText’s existing wholly-owned subsidiaries (other than OTHI) that borrow or guarantee OpenText’s obligations under its existing senior credit facilities. The precise timing, size and terms of the offerings (including the size of each offering) are subject to market conditions and other factors. The press release announcing the proposed offerings is attached hereto as Exhibit 99.2, and is incorporated by reference into this Item 8.01.

The notes and related guarantees will not be registered under the Securities Act. The notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes and related guarantees will be offered in Canada under available prospectus exemptions.

This filing shall not constitute a notice of redemption under the indenture governing the 2026 Notes, dated as of May 31, 2016. Any such notice, if made, will only be made in accordance with the provisions of the indenture governing the 2026 Notes. There can be no assurances as to whether OpenText will actually implement any such redemption.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Disclosures Regarding Open Text

99.2	Press Release dated November 9, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

November 9, 2021	By:	/s/ Gordon A. Davies
Gordon A. Davies EVP, CLO and Corporate Development